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                                                                    EXHIBIT 10.1

                                                               EXECUTION VERSION

                                October 20, 2004

Mr. Michael W. Towe
1318 Farreu Lane
West Chester, PA  19380

Re:  Offer Letter of Employment

Dear Mike:

This letter is to confirm our offer of employment to join Roper Industries Inc. ("Roper" or the "Company") as Vice President and Chief Financial Officer. You will report to the undersigned. While a start date needs to be finalized with you, this offer assumes a start date of no later than November 8, 2004.

         Compensation:

         - Your annual base salary will be $350,000. Your performance will be measured and reviewed as of December 31 of each year starting December 31, 2005, at which time you will be eligible for a salary review.

         - You will be eligible for an annual incentive of up to 100% of your base salary. For plan year 2005, your annual incentive will be guaranteed to be no less than $100,000, subject to being an employee at the time of the scheduled February 2006 payout.

         - Provided you begin your employment with Roper no later than November 8, 2004, you will receive a hiring award of $100,000.

         - You will be eligible to participate in the Roper Stock Option program. You will receive 10,000 options at time of hire.

         - You will be eligible to receive restricted stock awards. You will receive 15,000 restricted shares at time of hire as an initial hiring consideration. These shares will be issued as a replacement for certain benefits which you will be forfeiting at a former company. The shares will vest on a 3-year cliff vesting schedule. If your employment is terminated by Roper without "cause" (as hereinafter defined) or due to your death or permanent disability prior to the 3rd anniversary of your start date, these shares will immediately vest on the termination date.

         - You will receive 7,500 additional restricted shares as part of our annual program review of executive officers for the 2005 review period.

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Mr. Michael W. Towe
October 20, 2004
Page 2

         Employee Benefits:

         - You will be eligible for all Company employee benefits available to Roper's corporate officers including disability, health, dental, vision, life insurance, a 401-K Plan (subject to its six-month waiting period) under which the Company would make base and matching contributions of up to 7-1/2% of your salary and a non-qualified deferred compensation plan (no waiting period) under which you could defer all or a portion of your cash compensation. Details of these and other benefits are provided in the materials previously provided to you. Coverage will commence on your start date with Roper to the extent permitted under the applicable plans.

         - Customary vacation, holidays and sick leave and business expense reimbursement.

- An Executive Financial Planning allowance will be provided for an advisor of your choice with accreditations: CPA, CFA or JD.

Auto Car Allowance:

- Roper will lease an automobile of your choice for your use under its corporate officer program.

Relocation:

- Roper will reimburse (and gross up) the customary moving and relocation expenses you incur at the time of your relocation and will provide reasonable temporary accommodations per Roper's policy for corporate officers until your relocation.

Severance:

- If Roper terminates your employment without cause (as used herein, "cause" shall mean your commission of any crime involving the funds or the assets of the Company, your willful breach of the Company's ethical and other policies and guidelines of conduct applicable to you, or your continued non-performance of duties in the manner requested by the Chief Executive Officer after written notice thereof), you will be entitled to receive one year's severance (monthly installments) equal to your then-current monthly base salary plus 1 year of medical benefit coverage. In addition, you will be entitled to receive a pro rata amount of the bonus for the then-current year, assuming we achieve the level of performance for which a bonus is paid for that year.

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Mr. Michael W. Towe
October 20, 2004
Page 3

Change of Control:

- If a "change of control" occurs, all stock options, shares of restricted stock, and any other equity-based awards held by you which are described in this letter will become fully vested on the date of such change of control. As used herein, "change of control" shall mean that the control of the majority interest in Roper's common stock passes to a single individual or entity (including related parties) or that Roper merges with another unrelated company and the shareholders of that other company control more than 50% of the common stock of the merged entity.

Mike, we look forward to you joining the Roper team. All of us are excited about the contributions you can make as we continue to build shareholder value.

Sincerely yours,                                              Accepted by:



                                                    /s/ Michael W. Towe
Brian D. Jellison                                   ---------------------------
Chairman, President & CEO                           Michael W. Towe



                                                    Date: 10/20/2004
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